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                                                                EXHIBIT (11)(a)


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in Post-Effective Amendment No. 26 to the Registration Statement (No. 33-2697) on Form N-1A, of our report dated May 9, 2003, as it relates to the Statement of Changes in Net Assets and financial highlights appearing in the March 31, 2004, Annual Report to Shareholders of each of the State Street Research High Income Fund and State Street Research Asset Allocation Fund, each a series of State Street Research Income Trust, which Annual Reports are also incorporated by reference in the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 29, 2004